EXHIBIT 10.9
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                              EMPLOYMENT AGREEMENT
                              --------------------


           Agreement, dated as of February 1, 2000, between Weiner's Stores, Inc., a Delaware corporation (the "Company"), and James L. Berens (the "Executive").

                              W I T N E S S E T H :
                               -------------------


           WHEREAS, the Company desires to continue the employment of the Executive, and the Executive desires to accept such employment, on all the terms and conditions specified herein; and

           WHEREAS, the Executive and the Company desire to set forth in writing all of their respective duties, rights and obligations with respect to the Executive's employment by the Company;

           NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

           1. Employment and Term. The Company hereby continues the employment of the Executive, and the Executive hereby accepts such employment by the Company, in the capacity and upon the terms and conditions hereinafter set forth. The term of employment under this Agreement shall be for the period commencing as of February 1, 2000 and ending on January 31, 2003, unless earlier terminated as herein provided (the "Term of Employment").

           2. Duties. During the Term of Employment the Executive shall continue to serve as the Company's Senior Vice President, Stores and Operations. As such, the Executive shall direct and manage the affairs of the Company with such duties, functions and responsibilities (including the right to hire and dismiss employees (subject to approval of the Board in the case of corporate officers)) as are customarily associated with and incident to the position of Senior Vice President, Stores and Operations, and as the Company may, from time to time, require of him, subject to the direction of the Company's Chief Executive


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Officer. The Executive shall serve the Company faithfully, conscientiously and to the best of the Executive's ability and shall promote the interests and reputation of the Company. Unless prevented by sickness or disability, the Executive shall devote all of the Executive's time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Executive's duties may reasonably require, to the duties of the Executive's employment, provided, however, that it shall not be a breach of this Agreement for the Executive to manage his own private financial investments; or with the consent of the Board (which consent shall not be unreasonably withheld) to be a member of the board of directors of other companies which do not compete with the Company, so long as, in either case, such activities do not require the Executive to spend a material amount of time away from his performance of his duties hereunder, do not otherwise interfere with the Executive's performance of his duties hereunder, or otherwise violate this Agreement (including, but not limited to, Section 4 hereof) or the Company's other policies. The principal place of employment of the Executive shall be the principal executive offices of the Company. The Executive acknowledges that in the course of his employment he may be required, from time to time, to travel on behalf of the Company.

           3. Compensation, Benefits and Business Expenses. As full and complete compensation for the Executive's execution and delivery of this Agreement and performance of any services hereunder, and as the Company's policy with respect to the reimbursement or payment of the Executive's business expenses, the Company shall pay, grant or provide the Executive, and the Executive agrees to accept, the following:

           a. Base Salary: The Company shall pay the Executive a base salary at an annual rate of $200,000 payable at such times and in accordance with the Company's standard payroll practices for senior executives of the Company.


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           b. Medical, Dental and Disability Insurance: The Company shall afford the Executive the opportunity to participate during the Term of Employment in any medical, dental and disability insurance plans or programs which the Company maintains for its executive officers. In addition, the Company shall pay or cause to be paid, or waive or reimburse the Executive for, any costs or contributions otherwise payable by the Executive as a condition to participation in the Company's medical plan or hospitalization plan, other than such deductible, co-payment or similar amounts as may be provided in any such plan. Nothing in this Agreement shall require the Company to establish, maintain or continue any of the benefit programs already in existence or hereafter adopted for employees of the Company and nothing in this Agreement shall restrict the right of the Company to amend, modify or terminate any such benefit program.

           c. Expenses: The Executive shall be entitled to reimbursement or payment of reasonable business expenses (in accordance with the Company's policies as amended from time to time in the Company's sole discretion), following the Executive's submission of appropriate receipts and/or vouchers to the Company.

           d. Vacations, Holidays or Temporary Leave: The Executive shall be entitled to take annual vacation without loss or diminution of compensation, not exceeding four (4) weeks, such vacation to be taken at such time or times, and as a whole or in increments, as the Executive shall elect, consistent with the reasonable needs of the Company's business and such vacation policies as may be established by the Board. The Executive shall further be entitled to the number of paid holidays, and leaves for illness or temporary disability in accordance with the policies of the Company for its senior executives, as the Company may amend or terminate such policies from time to time in its sole discretion.


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           e. Management Incentive Compensation Plan: The Executive shall be entitled to participate in the Company's Management Incentive Compensation Plan (the "Incentive Plan") to the extent provided in, and subject to the conditions and any terms and limitations of, the Incentive Plan, and, subject to the discretion of the Board, any stock option plan ("Stock Plan") currently in effect or hereafter adopted by the Company which is applicable to employees or executive employees generally to the extent provided in, and subject to the conditions and any terms and limitations of, such Stock Plan; provided, however, that nothing in this Agreement shall require the Company to maintain or continue the Incentive Plan or any Stock Plan and nothing in this Agreement shall restrict the right of the Company to amend, modify or terminate the Incentive Plan or any Stock Plan.

           f. No Other Compensation or Benefits: The Executive agrees that he will not be entitled to and he shall not request or receive any compensation or benefits with respect to his services during the Term of Employment, that is in addition to or different from the compensation and benefits set forth in this paragraph 3 and in paragraph 6 of this Agreement.

           4. Non-Competition and Protection of Confidential Information:

           a. Restrictive Covenants:

           (1) During the Term of Employment and for one (1) year following the termination of the Executive's employment with the Company ("Date of Termination"), the Executive shall not, directly or indirectly, solicit or induce any employee of the Company to terminate his or her employment for any purpose, including without limitation, in order to enter into employment with any entity which competes with any business conducted by the Company.


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           (2) During the Term of Employment and for all time following the Date of Termination, the Executive shall not, directly or indirectly, furnish or make accessible to any person, firm, or corporation or other business entity, whether or not he, she, or it competes with the business of the Company, any trade secret, technical data, or know-how acquired by the Executive during his employment by the Company which relates to the business practices, methods, processes, equipment, or other confidential or secret aspects of the business of the Company without the prior written consent from the Company, unless such information is or hereafter may become in the public domain other than by being divulged or made accessible by the Executive in breach of this provision, or which is demonstrated by the Executive to the Company's reasonable satisfaction to be known by him prior to the disclosure to him by the Company, or which is or may hereafter be disclosed by the Company to third parties without similar restrictions on disclosure or use, or which is required to be disclosed pursuant to governmental or judicial process or procedure.

           b. Geographic Scope: The provisions of this Section 4 shall be in full force and effect in each state in the United States where the Company carries on business at any time during the Term of Employment and for one (1) year following the Date of Termination.

           c. Remedies: The Executive acknowledges that his services are of a special, unique and extraordinary character and, his position with the Company places him in a position of confidence and trust with the clients and employees of the Company, and that in connection with his services to the Company, the Executive will have access to confidential information vital to the Company's businesses. The Executive further acknowledges that in view of the nature of the business in which the Company is engaged, the foregoing restrictive covenants in this Section 4 hereof are reasonable and necessary in order to protect the legitimate interests of the Company and that violation thereof would result in irreparable injury to the Company. Accordingly, the Executive consents and


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agrees that if the Executive violates or threatens to violate any of the provisions of this Section 4 hereof the Company would sustain irreparable harm and, therefore, the Company shall be entitled to obtain from any court of competent jurisdiction, without the posting any bond or other security, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which the Company may be entitled.

           5. Termination of Employment:

           a. The Executive's employment with the Company shall terminate upon the occurrence of any of the following events:

           (1) The completion of the Executive's Term of Employment on January 31, 2003;

           (2) the death of the Executive during the Term of Employment;

           (3) the Disability (as defined below) of Executive during the Term of Employment;

           (4) during the Term of Employment, upon not less than fourteen (14) days' written notice to the Executive from the Company of the termination of his employment for Cause (as defined below) ("Notice of Termination");

           (5) during the Term of Employment, upon not less than fourteen (14) days' written notice to the Executive from the Company of termination of his employment Without Cause (as defined below);

           (6) during the Term of Employment, upon not less than fourteen (14) days' written notice to the Company of the resignation by the Executive for Good Reason (as defined below) ("Notice of Resignation"), provided, however,


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notwithstanding Section 10 hereof relating to waivers, in the case of a resignation by the Executive due to a Change of Control, the Executive's resignation shall be deemed to have been for Good Reason hereunder only if such resignation occurs more than three (3) months following such Change of Control, but less than six (6) months following such Change of Control; or

           (7) During the Term of Employment, upon not less than fourteen (14) days' written notice to the Company of the resignation by the Executive Without Good Reason (as defined below) during the Term of Employment.

           b. For purposes of this Agreement, the "Disability" of the Executive shall mean his inability, because of mental or physical illness or incapacity, whether total or partial, to perform his duties under this Agreement for a continuous period of 120 days or for shorter periods aggregating 120 days out of any 180-day period.

           c. For purposes of this Agreement, "Cause" shall mean conduct by the Executive constituting (i) fraud; (ii) material dishonesty relating to the conduct of the business of the Company or dishonesty which does not relate to the conduct of the business of the Company which adversely affects the Company or the Executive's ability to manage the business of the Company; (iii) willful and material breach of any of the provisions or covenants of this Agreement;
(iv) willful gross neglect or willful gross misconduct in carrying out the Executive's duties as an employee of the Company resulting, in either case, in material economic harm to the Company; (v) embezzlement; (vi) chronic alcoholism or chronic drug dependency that in either case precludes his performing his duties contemplated herein; or (vii) the conviction of or plea or guilty or nolo contendere to a felony, or any crime involving securities or commodities laws violations or moral turpitude.


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           d. For purposes of this Agreement, "Without Cause" shall mean any reason other than that defined in this Agreement as constituting Cause. The parties expressly agree that a termination of employment Without Cause pursuant to Section 5a(5) hereof may be for any reason whatsoever, or for no reason, in the sole discretion of the Company.

           e. For purposes of this Agreement, "Good Reason" shall mean (i) willful and material breach of the Agreement by the Company; (ii) assignment of duties or responsibilities materially inconsistent with those described in
Section 2 hereof without the consent of the Executive; or (iii) any Change in Control (as defined below). Good Reason as defined in subdivision (ii) of this
Section 5e includes:

           (1) The removal from the position of Senior Vice President, Stores and Operations, of the Company or its successor; or

           (2) the Company's requiring, without the written consent of the Executive, the Executive to be based at any office or location more than 50 miles from the current offices of the Company in Houston, Texas.

           f. For purposes of this Agreement, "Without Good Reason" shall mean any reason other than that defined in this Agreement as constituting Good Reason.

           g. For purposes of this Agreement, "Change of Control" shall mean (a) the disposition, whether by sale, merger, consolidation, etc. of all or substantially all of the Company's assets, unless in advance of any such disposition the Executive waives this provision in writing; (b) any person, entity or group (as the term "group" is defined in the rules and regulations relating to Section 13D of the Securities Exchange Act of 1934, as amended), other than Chase Bank of Texas, acquires 50% or more of the voting common stock of the Company; or (c) a contested proxy solicitation of Company shareholders that results in the contesting party obtaining the ability to cast 25% or more


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of the votes entitled to be cast in electing directors of the Company.

           h. Upon the termination of the Executive's employment for any reason, the Executive shall, upon the request of the Company, promptly resign from all officerships and directorships held by the Executive in the Company or any other business enterprise in which the Executive is serving at the Company's request. If the Executive refuses to resign in accordance herewith within seven (7) days of such request, the Executive agrees that the Executive shall be deemed to have resigned all of such officerships and directorships as of the date requested by the Company.

           i. A Notice of Termination described in Section 5a(4) shall state the Date of Termination and the basis for the Company's determination that the Executive's actions establish Cause hereunder. Upon the Executive's receipt of a Notice of Termination, the Executive may, prior to the Date of Termination, seek to cure any conduct identified in the Notice of Termination as establishing Cause (to the extent susceptible to cure) and shall, upon his written request, be accorded the right to address the Board, with or without counsel to the Executive present at the Executive's option, for the purpose of responding to the Notice of Termination. Following such meeting between the Executive and the Board, if the Board does not withdraw or modify the Notice of Termination, the Executive's employment shall terminate on the Date of Termination stated in the Notice of Termination.

           j. A Notice of Resignation described in Section 5a(6) shall state the Date of Termination and the basis for the Executive's determination that the Company's actions establish Good Reason hereunder. Upon the Company's receipt of a Notice of Resignation, the Company may, prior to the Date of Termination, seek to cure any conduct identified in the Notice of Resignation as establishing Good Reason (to the extent susceptible to cure) and shall, upon the Company's


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request, be accorded the right to address the Executive, with or without counsel to the Executive present at the Executive's option, for the purpose of responding to the Notice of Resignation. Following such meeting between the Executive and the Board, if the Executive does not withdraw or modify the Notice of Resignation, the Executive's employment shall terminate on the Date of Termination stated in the Notice of Resignation.

           6. Payments Upon Termination of Employment: Death or Disability:

           a. If the Executive's employment hereunder is terminated due to the Executive's death or Disability pursuant to Sections 5a(2) or (3) hereof, the Company shall pay or provide to the Executive, his designated beneficiary or to his estate (i) all base salary pursuant to Section 3a hereof, any management incentive compensation earned in accordance with the Incentive Plan pursuant to
Section 3e hereof, and any vacation pay pursuant to Section 3d hereof, in each case which has been earned but which remains unpaid as of the Date of Termination, such payments to be made at such times as will be in accordance with the Company's normal payroll practices; and (ii) any benefits to which the Executive may be entitled under any medical, dental or disability plan or program pursuant to Section 3b hereof in which he is a participant in accordance with the terms of such plan or program up to and including the Date of Termination. Upon termination of the Executive's employment due to the Executive's Disability, the Executive shall continue to have the obligations provided for in Section 4 hereof. The Executive may designate in writing to the Chief Executive Officer of the Company from time to time a beneficiary to whom payments shall be made hereunder in the event of the Executive's death. In the absence of such a designation payments shall be made to the Executive's estate in the event of the Executive's death.


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           b. Termination for Cause or Resignation Without Good Reason: If the
Executive's employment hereunder is terminated due to the termination of the Executive's employment by the Company for Cause pursuant to Section 5a(4) or due to the Executive's resignation Without Good Reason pursuant to Section 5a(7), the Company shall pay or provide to the Executive (i) all base salary pursuant to Section 3a hereof, any management incentive compensation earned in accordance with the Incentive Plan pursuant to Section 3e hereof, and any vacation pay pursuant to Section 3d hereof, in each case which has been earned but which remains unpaid as of the Date of Termination, such payments to be made at such times as will be in accordance with the Company's normal payroll practices; and
(ii) any benefits to which the Executive may be entitled under any medical, dental or disability plan or program pursuant to Section 3b hereof in which he is a participant in accordance with the terms of such plan or program up to and including the Date of Termination.

           c. Termination Without Cause or Resignation For Good Reason: If the Executive's employment hereunder is terminated due to the termination of the Executive's employment by the Company Without Cause pursuant to Section 5a(5) or due to the Executive's resignation for Good Reason pursuant to Section 5a(6), the Company shall pay or provide to the Executive (i) all base salary pursuant to Section 3a hereof, any management incentive compensation earned in accordance with the Incentive Plan pursuant to Section 3e hereof, and any vacation pay pursuant to Section 3d hereof, in each case which has been earned but which remains unpaid as of the Date of Termination, such payments to be made at such times as will be in accordance with the Company's normal payroll practices; (ii) any benefits to which the Executive may be entitled under any medical, dental or disability plan or program pursuant to Section 3b hereof in which he is a participant in accordance with the terms of such plan or program up to and including the Date of Termination; and (iii) if the Company terminates the


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Executive's employment Without Cause pursuant to Section 5a(5) or due to the
Executive's resignation for Good Reason pursuant to Section 5a(6) at any time during the Term of Employment, then the Company shall make a single lump sum payment within twenty (20) days of after the Date of Termination in an amount equal to twelve (12) months of the Executive's then current base salary. The Company's obligation to make the payment pursuant to Section 6c(iii) shall be conditioned upon the Company's prior receipt and the effective date of an executed general release of claims and covenant not to sue.

           d. Expiration of Term of Employment Without Renewal: If the Executive's employment terminates on January 31, 2003 pursuant to Section 1 of this Agreement, the Company shall pay or provide to the Executive (i) all base salary pursuant to Section 3a hereof, any management incentive compensation earned in accordance with the Incentive Plan pursuant to Section 3e hereof, and any vacation pay pursuant to Section 3d hereof, in each case which has been earned but which remains unpaid as of the Date of Termination of the Executive's employment, such payments to be made at such times as will be in accordance with the Company's normal payroll practices; (ii) any benefits to which the Executive may be entitled under any medical, dental or disability plan or program pursuant to Section 3b hereof in which he is a participant in accordance with the terms of such plan or program up to and including the Date of Termination; and (iii) a single lump sum payment within twenty (20) days of after the Date of Termination in an amount equal to twelve (12) months of the Executive's then current base salary. Notwithstanding the foregoing, in the event that prior to the termination of this Agreement on January 31, 2003 pursuant to Section 1 of this Agreement (i) on or before December 2, 2002 the Company offers to renew this Agreement upon the completion of the Executive's Term of Employment on January 31, 2003, or offers the Executive employment with the Company on substantially similar terms and conditions as those contained in this Agreement, or on terms


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and conditions more favorable to the Executive than the terms and conditions contained in this Agreement, in each case for a term of employment of no less than 24 months, and (ii) the Executive does not accept such offer of renewal or such employment on or before December 16, 2002, then the Company shall not be obligated to make the payment pursuant to Section 6d(iii). The Company's obligation to make the payment pursuant to Section 6d(iii) shall be conditioned upon the Company's prior receipt and the effective date of an executed general release of claims and covenant not to sue.

           e. No Other Payments: Except as provided in this Section 6, the Executive shall not be entitled to receive any other payments or benefits from the Company due to the termination of his employment by the Company, including, but not limited to, any employee benefits under any of the Company's employee benefits plans or programs (other than at the Executive's expense under the Consolidated Omnibus Budget Reconciliation Act of 1985 or pursuant to the terms of any pension plan which the Company may have in effect from time to time) or any right to be paid severance pay.

           7. No Conflicting Agreements. The Executive hereby represents and warrants that he is not a party to any agreement, or non-competition or other covenant or restriction contained in any agreement, commitment, arrangement or understanding (whether oral or written), which would in any way conflict with or limit his ability to continue to work for the Company during the Term of Employment or would otherwise limit his ability to perform all responsibilities in accordance with the terms and subject to the conditions of this Agreement.

           8. Deductions and Withholding. The Executive agrees that the Company shall withhold from any and all compensation required to be paid to the Executive pursuant to this Agreement all federal, state, local and/or other


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taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive's coverage under applicable employee benefit plans.

           9. Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the Executive's employment and supersedes any other prior oral or written agreements between the Executive and the Company with respect to the Executive's employment including, but not limited to, the Letter Agreement between the Company and the Executive dated January 29, 1996 and all amendments thereto. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

           10. Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

           11. Governing Law. This Agreement shall be subject to, and governed by, the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware, regardless of where the Executive is in fact required to work.

           12. Assignability. The obligations of the Executive may not be delegated and, except as expressly provided in Section 6a relating to the designation of beneficiaries, the Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest therein. Any such attempted delegation or disposition shall be null and void and without effect.


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The Company and the Executive agree that this Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and binding upon and shall inure to the benefit of any successor to the Company. The term "successor" shall mean, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of the assets of the Company.

           13. Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. If any court construes any of the provisions of Section 4 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court may reduce the duration or restrict the geographic or other scope of such provision and enforce such provision as so reduced or restricted.

           14. Notices. All notices to the Executive hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to:

                             James L. Berens
                             6322 Shoreview Court
                             Kingwood, Texas 77346

All notices to the Company hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to:


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                               Weiner's Stores, Inc.
                               6005 Westview Drive
                               Houston, Texas  77055
                               Attn:  Chief Operating Officer

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party.

           15. Effective Date. This Agreement shall be effective, as of the date first above set forth, following execution of four originals of this Agreement by both parties.

           16. Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.



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           IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the date first above written.

/s/ James L. Berens              Weiner's Stores, Inc.
-------------------
James L. Berens


                                 By: /s/ Raymond J. Miller
                                     --------------------------------------
                                      Raymond J. Miller
                                      Executive Vice President, Chief
                                      Operating Officer and Chief Financial
                                      Officer

1/3/00
-------------------
 Date


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